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                                                                   EXHIBIT 10
625 Fourth Avenue South
Minneapolis, Minnesota  55415
(612) 340-8039
Fax:  (612) 340-7062

[Lutheran Brotherhood logo]

Randall L. Wetherille
Assistant Vice President
Law Division

March 7, 1997

The Lutheran Brotherhood Family of Funds
625 Fourth Avenue South
Minneapolis, Minnesota  55415

Gentlemen:

As counsel to the Lutheran Brotherhood Family of Funds, a business trust organized under the laws of the State of Delaware (the "Trust"), I have been asked to render an opinion in connection with the proposed issuance by the Trust of shares of beneficial interest of Lutheran Brotherhood
Mid Cap Growth Fund (the "Fund"), which is a series of the Trust which has been established and designated pursuant to Section 4.2 of Article IV of the Trust's First Amended and Restated Master Trust Agreement dated September 1, 1993, as more fully described in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 55 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-10327) to be filed by the Trust with the Securities and Exchange Commission (as amended, the "Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1. The Trust has been duly organized and is validly existing pursuant to the laws of the State of Delaware; and

2. The shares of beneficial interest of the Fund which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Trust.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ Randall L. Wetherille

Randall L. Wetherille